UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2020

ARTESIAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-18516	51-0002090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Churchmans Road, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	302-453-6900

Not Applicable
___________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbols (s)	Name of each exchange on which registered
Common Stock	ARTNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On February 27, 2020, Artesian Water Company, Inc. (“Artesian Water”), a subsidiary of Artesian Resources Corporation (“Artesian Resources”), signed an agreement (the “Asset Purchase Agreement”) to purchase from the Town of Frankford, a Delaware municipality (“Frankford”), substantially all of the operating assets of Frankford’s water system, including the right to provide water service to Frankford’s existing customers (the “Water System”).  Pursuant to the terms of the Asset Purchase Agreement, Frankford shall transfer to Artesian Water all of Frankford’s right, title and interest in and to all of the plant and equipment, associated real property, contracts, easements and permits possessed by Frankford at closing related to the Water System.  The total purchase price is $3.6 million.  The Water System currently serves approximately 360 customers.  Closing on this transaction is expected to occur on March 19, 2020, subject to the approval of the Delaware Public Service Commission.

A copy of the above Asset Purchase Agreement is attached as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Asset Purchase Agreement is qualified in its entirety by reference to the full text of the Asset Purchase Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
10.1	Asset Purchase Agreement, dated February 27, 2020 by and among Artesian Water Company, Inc., a Delaware corporation, and the Town of Frankford, a Delaware municipality.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESIAN RESOURCES CORPORATION
Date: March 4, 2020	By: /s/ David B. Spacht
David B. Spacht
Chief Financial Officer